Exhibit 99.1
For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-450-2352
hscharnowski@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR FIRST
QUARTER FISCAL YEAR 2006
Company reiterates guidance for Fiscal Year 2006
Company will host a webcast Wednesday, August 3, 2005 at 11:00a.m. ET
MINNEAPOLIS, MN –August 2, 2005 – Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of a broad range of home entertainment and multimedia software products, today reported fiscal year 2006 first quarter results for the period ending June 30, 2005.
Financial Highlights
•	Record net sales for the first quarter ended June 30, 2005, increased approximately 10.6% to $140.8 million, as compared to net sales of $127.3 million for the first quarter in the prior year. This quarter’s results reflect approximately 33 shipping days of FUNimation net sales.

•	Net income for the first quarter ended June 30, 2005 was $2.4 million or $0.08 per diluted share, as compared to net income of $2.2 million or $0.08 per diluted share for the first quarter of last fiscal year. During the first quarter of fiscal year 2006 the Company had tax expense of $1.6 million, as compared to a tax benefit of $11,000 during the first quarter of fiscal year 2005. In addition, the Company also incurred interest expense of $2.1 million during the first quarter, as compared to interest expense of $41,000 in the first quarter of last fiscal year.

•	Earnings before interest, tax, depreciation and amortization (EBITDA) for the first quarter increased to $6.8 million, as compared to EBITDA of $2.8 million for the first quarter last year. See “Use of Non-GAAP Financial Information” below.

•	Gross margin for the first quarter ended June 30, 2005, as a percent of net sales, was 17.6%, as compared with 14.8% for the same period last year.

•	Operating income for the first quarter of fiscal year 2006 was $5.4 million, as compared to $2.1 million in the first quarter of fiscal year 2005.
Eric Paulson, Chairman and CEO of Navarre Corporation commented, “We are pleased with the results of the fiscal year 2006 first quarter and look forward to the remainder of the year. The first quarter marks an important period in the history of Navarre with the closing of the FUNimation acquisition. We expect FUNimation to play a central role in the continued transformation of Navarre by strengthening publishing and licensing. In addition, FUNimation will add two new revenue streams, broadcast and merchandise licensing, which offer a broader potential revenue base.”

Paulson continues, “I am also very proud of BCI’s execution of their strategy which continues to leverage their powerful budget category into higher profile brands such as He-Man. The recent He-Man and the Masters of the Universe DVD release represents their most successful title release and helped them achieve the largest sales month since we acquired the company in November 2003.”
“Our distribution segment continues to grow organically and through the acquisition of new customers. We expect this momentum to continue through the remainder of fiscal year 2006,” Paulson also stated.
Business Segment Highlights
Publishing Segment
The publishing segment of Navarre includes Encore, BCI and recently acquired FUNimation. For the first quarter ended June 30, 2005, the publishing segment achieved net sales of $26.1 million (before inter-company eliminations), a decline of 13.1% as compared to net sales of $30.1 million (before inter-company eliminations) for the same period last year. See “Use of Non-GAAP Financial Information” below.
The decline in Navarre’s publishing segment net sales is primarily attributed to the transfer of third-party software product distribution to a major mass merchandiser from Encore to the distribution segment in August of last year. During the first quarter of fiscal year 2005, third-party product sales to this customer represented approximately $7.9 million of publishing segment net sales. Third-party products distributed to this customer were originally distributed through the publishing segment since the publishing segment had an established vendor number. In August of 2004, the distribution segment received its own vendor number from this customer, at which point all third-party software products were sold through Navarre’s distribution segment.
FUNimation, acquired May 11, 2005, and which is reported in the publishing segment, contributed approximately 33 shipping days of net sales in the amount of $5.7 million (before inter-company eliminations) during the first quarter. The Company continues to focus on the integration of FUNimation and improving its product penetration at retail. See “Use of Non-GAAP Financial Information” below.
Distribution Segment
The distribution segment distributes PC software, CD audio, DVD video, video games and accessories. For the first quarter, ended June 30, 2005, distribution achieved a 17.7% increase in net sales to $129.8 million (before inter-company eliminations), as compared to net sales of $110.3 million (before inter-company eliminations) for the same period last year. See “Use of Non-GAAP Financial Information” below.

Software, DVD video and video games all contributed to the growth of the distribution segment. Growth in these categories was achieved through a combination of an increased number of publishers and the placement of additional products with customers. During the quarter, the Company made arrangements to provide DVD video products on an exclusive basis to a leading mass merchandiser. Subsequent to the quarter end the Company began shipping DVD video products to this new customer.
Outlook
The Company is reiterating its guidance for fiscal year 2006.
Fiscal Year 2006 Guidance:
•	The Company anticipates net sales between $710.0 million to $720.0 million

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) between $43.0 million and $48.0 million

•	The Company anticipates integration expenses related to the FUNimation acquisition of $1.0 million for fiscal year 2006 and has been reflected in the guidance

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) per diluted share of $1.36 and $1.51, based on current weighted average shares outstanding

•	Net income anticipated between $18.2 million and $21.5 million

•	After tax earnings per diluted share anticipated between $0.58 to $0.68, based on current weighted average shares outstanding
Guidance is based on consolidated financial results including FUNimation. FUNimation’s operating results will be included from the date of acquisition in the Company’s fiscal year 2006 consolidated financial results.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, tax, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. Navarre’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method Navarre uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can be found on the Company’s web site at www.navarre.com.

Conference Call
Navarre will host a conference call at 11:00 a.m. ET, Wednesday, August 3, 2005, to discuss the Company’s fiscal year 2006 first quarter. The conference call will be broadcast live over the Internet and can be accessed at http://www.navarre.com. Investors should go to the web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call’s completion by accessing http://www.navarre.com where a replay will be available for a one-year period.
About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and the FUNimation Stores, Ltd. For more information, please visit the company’s web site at www.navarre.com.

Safe Harbor
“The statements in this press release that are not strictly historical are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the Company’s dependence upon software developers and manufacturers and popularity of their products; the Company’s ability to maintain and grow its exclusive distribution business through agreements with music labels; the Company’s dependence upon a key employee and its Founder, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer; the Company’s ability to attract and retain qualified management personnel; uncertain growth in the publishing segment; the acquisition strategy of the Company, including the successful integration of FUNimation, could disrupt other business segments and/or management; the seasonality and variability in the Company’s business and that decreased sales during peak season could adversely affect its results of operations; the Company’s ability to meet its significant working capital requirements related to distributing products; the Company’s ability to avoid excessive inventory return and obsolescence losses; the potential for inventory values to decline; the Company’s credit exposure due to reseller arrangements or negative trends which could cause credit loss; the Company’s ability to adequately and timely adjust cost structure for decreased demand; the Company’s ability to compete effectively in distribution and publishing, which are highly competitive industries; the Company’s dependence on third-party shipping of its product; the Company’s dependence on information systems; technological developments, particularly in the electronic downloading arena which could adversely impact sales, margins and results of operations; increased counterfeiting or piracy which could negatively affect demand for the Company’s products; the Company may not be able to protect its intellectual property; interruption of the Company’s business or catastrophic loss at a facility which could curtail or shutdown its business; the potential for future terrorist activities to disrupt operations or harm assets; significant Company stock volatility; the exercise of outstanding warrants and options adversely affecting stock price; the Company’s anti-takeover provisions, its ability to issue preferred stock and its staggered board may discourage take-over attempts beneficial to shareholders; because the Company does not intend to pay dividends, stock appreciation may yield the only return on an investment in Company stock; and the Company’s directors may not be personally liable for certain actions which may discourage shareholder suits against them. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K and Form 10-K/A for the year ended March 31, 2005. Investors and shareholders are urged to read this document carefully.
The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release NAVARRE CORPORATION REPORTS RECORD FINANCIAL RESULTS FOR FIRST QUARTER FISCAL YEAR 2006, dated August 2, 2005, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
		(Restated)

Net sales	$140,833	$127,306
Gross profit	24,768	18,878
Operating expense	19,347	16,759

Income from operations	5,421	2,119
Other income (expense), net	(1,392)	80

Net income before tax	4,029	2,199
Tax expense (benefit)	1,585	(11)

Net income	$2,444	$2,210

Earnings per common share:
Basic	$0.08	$0.08

Diluted	$0.08	$0.08

Weighted average share outstanding:
Basic	28,948	26,175

Diluted	30,031	28,377

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30, 2005	March 31, 2005

Assets
Current assets:
Cash and cash equivalents	$23,332	$15,519
Receivables, net	105,834	96,703
Inventories	52,804	40,593
Other	19,779	17,278

Total current assets	201,749	170,093
Property and equipment, net	10,194	8,081
Other assets	129,938	19,628

Total assets	$341,881	$197,802

Liabilities and shareholders’ equity
Payables and accrued expenses	$118,257	$110,902
Long-term liabilities	126,069	6,194
Shareholders’ equity	97,555	80,706

Total liabilities and shareholders’ equity	$341,881	$197,802

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of GAAP Net Sales

	Three Months Ended June 30,
	2005	%	2004	%
			(Restated)

Net sales:
Distribution	$129,754	83.2%	$110,260	78.6%
Publishing	26,108	16.8%	30,050	21.4%

Net sales before inter- company eliminations	155,862		140,310
Inter-company elimination	(15,029)		(13,004)

Net sales as reported	$140,833		$127,306

Reconciliation of Net Income to EBITDA

	Three Months Ended
	June 30,
	2005	2004
		(Restated)

EBITDA	$6,791	$2,816
Interest expense (income), net	1,738	(87)
Tax expense (benefit)	1,585	(11)
Depreciation	629	355
Amortization	395	349

Net income as reported	$2,444	$2,210

Business Segments

Three months ended June 30,
2005	Distribution	Publishing	Eliminations	Consolidated

Net sales	$129,754	$26,108	$(15,029)	$140,833
Income from operations	$1,114	$4,307	—	$5,421

Three months ended June 30,
2004 (Restated)	Distribution	Publishing	Eliminations	Consolidated

Net sales	$110,260	$30,050	$(13,004)	$127,306
Income (loss) from operations	$(1,444)	$3,563	—	$2,119